Exhibit 96.4

Barry D. Devlin, Vice President, Exploration
Fortitude Gold Corporation
2886 Carriage Manor Point, Colorado Springs, CO 80906 U.S.A.

CONSENT OF QUALIFIED PERSON

I, Barry David Devlin, state that I am responsible for preparing or supervising the preparation of all or part of the technical report summary titled "S-K 1300 Technical Report Summary, Isabella Pearl Mine, Mineral County, NV" with an effective date of December 31, 2022, as signed and certified by me (the "Technical Report Summary”).

Furthermore, I state that:

(a)I consent to the public filing of the Technical Report Summary by Fortitude Gold Corp.

(b)	The document that the Technical Report Summary supports is 10-K Annual Report (the “Document”).
(c)

I consent to the use of my name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which I am responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d)

I confirm that I have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which I am responsible.

Dated at Denver, Colorado, USA this 21st day of February 2023.

/s/ Barry D. Devlin
Signature of Qualified Person

Registered with Engineers and Geoscientists of British Columbia as a Professional Geoscientist
P. Geo. #109658